Exhibit 99.1
Press Release

AVIS BUDGET GROUP EXPANDS ASSET-BACKED CONDUIT FACILITY

Parsippany, N.J., November 1, 2007– Avis Budget Group, Inc. (NYSE: CAR), a leading provider of vehicle rental services, today announced that it has renewed and expanded its principal asset-backed bank conduit facility from $1.0 billion to $1.5 billion.  In addition, the maturity date of the facility, which purchases variable funding notes issued by the Company’s Avis Budget Rental Car Funding (AESOP) LLC subsidiary and provides funds for the acquisition of rental cars in the United States, was extended to October 27, 2008.

“We view our ability to renew and expand this facility amid the recent volatility in the asset-backed market as a sign of lenders’ confidence in the strength and stability of our Company and our assets,” said Avis Budget Group Executive Vice President and Chief Financial Officer David B. Wyshner.

JPMorgan Chase serves as Administrative Agent for the conduit facility; JPMorgan Chase and eight other banks participated in the facility.

About Avis Budget Group, Inc.
Avis Budget Group is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the company is the leading general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions based on published airport statistics.  Avis Budget Group is headquartered in Parsippany, N.J. and has more than 30,000 employees.   For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Contacts
Media Contact:                                                                                 Investor Contact:
John Barrows                                                                                      David Crowther
973-496-7865                                                                        973-496-7277

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